Exhibit 99

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska Sr. Vice President Finance 913-677-6858 www.laynechristensen.com
WEDNESDAY, AUGUST 29, 2007
LAYNE CHRISTENSEN REPORTS RECORD SECOND QUARTER FISCAL 2008 EARNINGS
•	Revenues and net earnings set quarterly records, revenues up 16.4% to $217.8 million and earnings per share up 27.7% to $0.60 per share, compared to the prior year.

•	Water and wastewater infrastructure division revenues and earnings up 19.0% and 26.7%, respectively, from the prior year.

•	Mineral exploration division revenues and earnings up 21.4% and 57.1%, respectively, from the prior year.

•	Energy division revenues and earnings up 58.7% and 43.3%, respectively, from the prior year.

Financial Data	Three Months		%	Six Months		%
(in 000’s, except per share data)	7/31/07	7/31/06	Change	7/31/07	7/31/06	Change

Revenues
—Water & wastewater infrastructure	$159,840	$134,328	19.0%	$313,349	$251,021	24.8%
—Mineral exploration	46,408	38,238	21.4	83,505	71,866	16.2
—Energy	9,401	5,925	58.7	18,953	10,989	72.5
—Other	2,195	8,655	(74.6)	3,652	9,987	(63.4)

Total revenues	$217,844	$187,146	16.4	$419,459	$343,863	22.0

Gross profit, as adjusted (a)	57,627	48,098	19.8	111,924	87,778	27.5
Net income	9,568	7,192	33.0	17,721	11,834	49.7
Dilutive EPS	0.60	0.47	27.7	1.12	0.77	45.5
Weighted average dilutive shares outstanding	15,898	15,457	2.9	15,862	15,449	2.7
(a) As used, gross profit is defined as revenues less cost of revenues, excluding depreciation, depletion and amortization.

“Very solid performance from all our primary business units. The drivers remain robust in the water, minerals and energy sectors in which we are involved. Our operating divisions are very focused on execution and that is producing some excellent top and bottom line results. This period marks three and one-half years of successive year-over-year quarterly improvements in earnings. All our employees have done a great job getting us here.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Wednesday, August 29, 2007 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the second quarter ended July 31, 2007 of $9,568,000, or $0.60 per diluted share, compared to net income of $7,192,000, or $0.47 per diluted share last year.
Revenues increased $30,698,000, or 16.4%, to $217,844,000 for the three months ended July 31, 2007, and $75,596,000, or 22.0%, to $419,459,000 for the six months ended July 31, 2007, as compared to the same periods last year. Revenues were up across all divisions with the main increase in the water and wastewater infrastructure division, including the impact of the acquisitions of American Water Services Underground Infrastructure, Inc. (“UIG”) in November 2006 and Collector Wells International Inc. (“CWI”) in June 2006. A further discussion of results of operations by division is presented below.
Gross profit, as adjusted, as a percentage of revenues was 26.5% and 26.7% for the three and six months ended July 31, 2007, respectively, compared to 25.7% and 25.5% for the same periods in the prior year.
Selling, general and administrative expenses were $29,112,000 and $58,520,000 for the three and six months ended July 31, 2007, respectively, compared to $26,236,000 and $48,600,000 for the same periods in the prior year. The increases for the three and six months, respectively, were primarily the result of $1,619,000 and $3,350,000 in expenses added from the acquisitions of UIG and CWI, wage and benefit increases of $1,255,000 and $2,757,000 and additional incentive compensation expense of $472,000 and $2,457,000 from increased profitability in the periods end.
Equity in earnings of affiliates were $2,379,000 and $3,870,000 for the three and six months ended July 31, 2007, respectively, compared to $1,139,000 and $1,504,000 for the same periods in the prior year. The increases reflect continued strong performance in mineral exploration by affiliates in Latin America and the absence of inclement weather which affected their results in the first three months of the prior year.
Depreciation, depletion and amortization were $10,361,000 and $20,699,000 for the three and six months ended July 31, 2007, respectively, compared to $7,400,000 and $14,466,000 for the same periods last year. The increases were primarily the result of increased depletion expense of $926,000 and $2,479,000 resulting from the increase in production of unconventional gas from the Company’s energy operations and increased depreciation from property additions and acquisitions in the other divisions.
Interest expense increased to $2,797,000 and $5,227,000 for the three and six months ended July 31, 2007, respectively, compared to $2,498,000 and $4,629,000 for the same periods last year. The increases were primarily a result of increases in the Company’s average borrowings in conjunction with the financing of the UIG and CWI acquisitions.
Income tax expense was $8,486,000 (an effective rate of 47.0%) and $14,152,000 (an effective rate of 44.4%) for the three and six months ended July 31, 2007, respectively, compared to $6,484,000 (an effective rate of 47.4%) and $10,600,000 (an effective rate of 47.2%) for the same periods last year. The improvements in the effective rates were primarily attributable to increased pre-tax earnings, especially in international operations, and the resolution of certain tax contingencies. The effective rates in excess of the statutory federal rate for the periods were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues	$159,840	$134,328	$313,349	$251,021
Income before income taxes	11,941	9,425	23,775	17,408
Water and wastewater infrastructure revenues increased 19.0% to $159,840,000 and 24.8% to $313,349,000 for the three and six months ended July 31, 2007, respectively, as compared to $134,328,000 and $251,021,000 for the same periods in the prior year. The increases in revenues for the three and six months ended, respectively, were primarily attributable to $13,547,000 and $28,263,000 from the UIG and CWI acquisitions, $2,561,000 and $11,222,000 from increases in Reynolds’ water and wastewater projects in the southeast region and $7,204,000 and $17,163,000 in increased revenues from Layne’s traditional water supply businesses, which were particularly strong in the southeast and west regions.
Income before income taxes for the water and wastewater infrastructure division increased 26.7% to $11,941,000 and 36.6% to $23,775,000 for the three and six months ended July 31, 2007, respectively, compared to $9,425,000 and $17,408,000 for the same periods in the prior year. The increases in income before taxes for the three and six months ended, respectively, were primarily attributable to increases of $436,000 and $836,000 from the UIG and CWI acquisitions, $997,000 and $3,397,000 from the Reynolds’ southeast region projects, $1,247,000 and $1,825,000 from Layne’s traditional water supply businesses and, for the six months, $1,626,000 from the recovery of previously written off costs associated with a groundwater transfer project in Texas. The backlog for the water and wastewater infrastructure division at July 31, 2007 was $364,248,000 compared to $244,899,000 at July 31, 2006.
Mineral Exploration Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues	$46,408	$38,238	$83,505	$71,866
Income before income taxes	11,291	7,189	17,042	12,174
Mineral exploration revenues increased 21.4% to $46,408,000 and 16.2% to $83,505,000 for the three and six months ended July 31, 2007, respectively, compared to $38,238,000 and $71,866,000 for the same periods in the prior year. The increases were primarily attributable to continued strength in the Company’s markets due to higher expenditures by mining companies to explore for gold and base metals.
Income before income taxes for the mineral exploration division increased 57.1% to $11,291,000 and 40.0% to $17,042,000 for the three and six months ended July 31, 2007, respectively, compared to $7,189,000 and $12,174,000 for the same periods in the prior year. The improved earnings in the division were primarily attributable to the impact of increased exploration activity, especially in the Company’s North American markets, and an increase of $1,240,000 and $2,366,000 in equity earnings of affiliates in Latin America for the three and six month periods, respectively.
Energy Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues	$9,401	$5,925	$18,953	$10,989
Income before income taxes	2,752	1,921	6,571	3,978
Energy revenues increased 58.7% to $9,401,000 and 72.5% to $18,953,000 for the three and six months ended July 31, 2007, respectively, compared to $5,925,000 and $10,989,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company’s unconventional gas properties. Production for the quarter was negatively impacted by flooding of the Company’s leased properties in southeast Kansas.
Income before income taxes for the energy division increased 43.3% to $2,752,000 and 65.2% to $6,571,000 for the three and six months ended July 31, 2007, respectively, compared to $1,921,000 and $3,978,000 for the same periods last year. The increases in income before income taxes were primarily due to the increase in production noted above. Offsetting income before income taxes for the quarter were estimated expenses and lost revenues of $175,000 associated with recovery from the flooding discussed above.
Other
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues	$2,195	$8,655	$3,652	$9,987
Income before income taxes	372	2,416	596	2,721
The decreases in revenues and income before income taxes in both the three and six month periods ended July 31, 2007, as compared to the prior year, were primarily due to a non recurring contract in the prior year to provide equipment and supplies to an international oil exploration company.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,505,000 and $10,884,000 for the three and six months ended July 31, 2007, respectively, compared to $4,777,000 and $9,218,000 in the prior periods. The increases for the periods were primarily due to wage and benefit increases and increased incentive compensation.

Summary of Operating Segment Reconciliation Data

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues
Water and wastewater infrastructure	$159,840	$134,328	$313,349	$251,021
Mineral exploration	46,408	38,238	83,505	71,866
Energy	9,401	5,925	18,953	10,989
Other	2,195	8,655	3,652	9,987

Total revenues	$217,844	$187,146	$419,459	$343,863

Equity in earnings of affiliates
Mineral exploration	$2,379	$1,139	$3,870	$1,504

Income before income taxes
Water and wastewater infrastructure	$11,941	$9,425	$23,775	$17,408
Mineral exploration	11,291	7,189	17,042	12,174
Energy	2,752	1,921	6,571	3,978
Other	372	2,416	596	2,721
Unallocated corporate expenses	(5,505)	(4,777)	(10,884)	(9,218)
Interest	(2,797)	(2,498)	(5,227)	(4,629)

Total income before income taxes	$18,054	$13,676	$31,873	$22,434

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Revenues	$217,844	$187,146	$419,459	$343,863
Cost of revenues (exclusive of depreciation shown below)	160,217	139,048	307,535	256,085
Selling, general and administrative expenses	29,112	26,236	58,520	48,600
Depreciation, depletion and amortization	10,361	7,400	20,699	14,466
Other income (expense):
Equity in earnings of affiliates	2,379	1,139	3,870	1,504
Interest	(2,797)	(2,498)	(5,227)	(4,629)
Other income, net	318	573	525	847

Income before income taxes	18,054	13,676	31,873	22,434
Income tax expense	8,486	6,484	14,152	10,600

Net income	$9,568	$7,192	$17,721	$11,834

Basic income per share	$0.61	$0.47	$1.14	$0.78

Diluted income per share	$0.60	$0.47	$1.12	$0.77

Weighted average shares outstanding	15,565,000	15,277,000	15,541,000	15,255,000
Dilutive stock options	333,000	180,000	321,000	194,000

	15,898,000	15,457,000	15,862,000	15,449,000

	As of
	July 31,	January 31,
	2007	2007
Balance Sheet Data:
Working capital, excluding debt	$78,141	$66,989
Total assets	599,813	547,164
Total debt	164,400	151,600
Total stockholders’ equity	228,217	205,034
Common shares issued and outstanding	15,738	15,518